Exhibit 99.2

LONGS DRUG STORES CORPORATION

STATEMENTS OF CONSOLIDATED INCOME (UNAUDITED)

RETROSPECTIVE APPLICATION OF FSP FAS 13-1

	13 Weeks Ended April 28, 2005		13 Weeks Ended July 28, 2005		13 Weeks Ended October 27, 2005		13 Weeks Ended January 26, 2006		52 Weeks Ended January 26, 2006
	Reported	Adjusted	Reported	Adjusted	Reported	Adjusted	Reported	Adjusted	Reported	Adjusted
	Thousands Except Per Share Amounts
Revenues:
Retail drug store sales	$1,140,820	$1,140,820	$1,147,895	$1,147,895	$1,111,533	$1,111,533	$1,216,598	$1,216,598	$4,616,846	$4,616,846
Pharmacy benefit services revenues	9,608	9,608	9,576	9,576	8,851	8,851	25,422	25,422	53,457	53,457

Total revenues	1,150,428	1,150,428	1,157,471	1,157,471	1,120,384	1,120,384	1,242,020	1,242,020	4,670,303	4,670,303
Costs and expenses:
Cost of retail drug store sales	847,484	847,484	848,546	848,546	831,647	831,647	903,290	903,290	3,430,967	3,430,967
Prescription drug plan benefit costs	—	—	—	—	—	—	12,232	12,232	12,232	12,232
Operating and administrative expenses	258,601	258,770	258,477	258,708	252,623	252,801	255,523	255,775	1,025,224	1,026,054
Depreciation and amortization	21,503	21,413	21,341	21,192	20,713	20,567	20,515	20,367	84,072	83,539
Gain on sale of distribution center		—		—		—	(11,049)	(11,049)	(11,049)	(11,049)
Provision for store closures and asset impairments		—		—		—	2,699	2,397	2,699	2,397

Operating income	22,840	22,761	29,107	29,025	15,401	15,369	58,810	59,008	126,158	126,163
Interest expense	2,450	2,450	2,299	2,299	2,071	2,071	2,331	2,331	9,151	9,151
Interest income	(299)	(299)	(276)	(276)	(223)	(223)	(496)	(496)	(1,294)	(1,294)

Income before income taxes	20,689	20,610	27,084	27,002	13,553	13,521	56,975	57,173	118,301	118,306
Income taxes	7,842	7,811	10,292	10,259	4,608	4,595	21,675	21,754	44,417	44,419

Net income	$12,847	$12,799	$16,792	$16,743	$8,945	$8,926	$35,300	$35,419	$73,884	$73,887

Earnings per common share:
Basic	$0.34	$0.34	$0.45	$0.45	$0.24	$0.24	$0.95	$0.95	$1.98	$1.98
Diluted	0.34	0.34	0.44	0.43	0.23	0.23	0.92	0.93	1.93	1.93
Dividends per common share	$0.14	$0.14	$0.14	$0.14	$0.14	$0.14	$0.14	$0.14	$0.56	$0.56
Weighted average number of shares outstanding:
Basic	37,383	37,383	37,507	37,507	37,382	37,382	37,274	37,274	37,332	37,332
Diluted	38,102	38,102	38,565	38,565	38,393	38,393	38,279	38,279	38,280	38,280

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